Exhibit 2.1

EXECUTION COUNTERPART

ASSET PURCHASE AGREEMENT

BY AND AMONG

GLOBALOPTIONS GROUP, INC.

("PARENT")

GLOBALOPTIONS, INC.

(AS THE "SELLER")

AND

GUIDEPOST SOLUTIONS LLC (AS THE "BUYER")

APRIL 23, 2010

EXECUTION COUNTERPART

Table of Contents

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EXECUTION COUNTERPART

Table of Contents
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EXECUTION COUNTERPART

TABLE OF DEFINED TERMS
Term	Section

Accounts Payable	2(a)
Account Receivables	1.1(1)
Account Receivables Period	3.3
Acquisition Proposal	6.2(b)
Agreement	Introductory Paragraphs
Allocation Certificate	3.4
Assignments and Assumptions	7.1(b)
Assumed Liabilities	2.1
Available Employees	6.9(a)
Business	Introductory Paragraphs
Business Day	3.2(B)
Buyer	Introductory Paragraphs
Buyer Material Adverse Effect	5.1(c)
Cash Consideration	3 .1 (b)(i)
Certificate of Assumed Liabilities	7.1(d)
Closing	4
Closing Date	1.1
Consent	5.1(e)
Contest Notice	10.5
Contracts	1.1(0
Contracts Liabilities	2(b)
Code	6.9(c)
Damages	10.2(a)
Employee Benefit Plans	5.2(1)
Employees	5.2(k)
Encumbrances	1.1
Escrow Agent	3.1(b)(ii)
Escrow Amount	3.1(b)(ii)
Escrow Deposit	10.7
Exchange Act	5.2(j)
Execution Date	Introductory Paragraphs
Excluded Liabilities	2
Expenses	9.4
GAAP	5.2(a)
Governmental Authority	5.1(d)
Indemnifiable Claim	10.2(a)
Indemnification Notice	10.4
Indemnified Party	10.3(d)
Indemnifying Party	10.3(d)
Intangible Rights	1.1(j)
Intercreditor Agreement	8.2(g)

EXECUTION COUNTERPART

Knowledge	1 1 .1 0
Law	5. 1 (c)
Leased Employees	5.2(k)
Non-Third Party Claim Indemnification Notice	10.5
Parent	Introductory Paragraphs
Parent SEC Documents	5.2(j)
Permits	1 . 1 (b)
Personal Property Leases	1 . 1 (d)
Property	1.1
Proprietary Rights	1 . 1 (c)
Purchase Price	3.1
Real Property Lease	1 . 1 (e)
Related Person	5.2(u)
Sarbanes Oxley Act	5.2(j)(v)
SEC	5.2(a)
Seller	Introductory Paragraphs
Seller Balance Sheer	5.2(r)
Seller Material Adverse Effect	5.2(a)
Terminating Buyer Breach	9. 1 (d)
Terminating Seller Breach	9. 1 (c)
Termination Date	9.1
Transition Services Agreement	8.2(e)
Unencumbered Receivables	3. 1 (c)(i)

SCHEDULES

Schedule 1.1(a)	–	Personal Property
Schedule 1.1(b)	–	Permits
Schedule 1.1(c)	–	Proprietary Rights
Schedule 1.1(d)	–	Personal Property Leases
Schedule 1.1(e)	–	Real Property Leases
Schedule 1.1(f)	–	Contracts
Schedule 1.1(g)	–	Miscellaneous Assets
Schedule 1.1(j)	–	Intangible Rights
Schedule 1.1(1)	–	Account Receivables
Schedule 1.1(p)	–	Excluded Assets
Schedule 1.1(q)	–	Account Receivables
Schedule 1.1(r)	–	Excluded Permits
Schedule 1.1(s)	–	Real Property
Schedule 2.1(a)	–	Accounts Payable
Schedule 2.1(e)	–	Assumed Consulting Agreements
Schedule 3.4	–	Allocation Certificate
Schedule 5.2(c)	–	Approvals
Schedule 5.2(d)	–	No Breach of Statute or Contract
Schedule 5.2(e)	–	Subsidiaries
Schedule 5.2(f)	–	Taxes
Schedule 5.2(g)	–	Insurance

EXECUTION COUNTERPART

Schedule 5.2(h)	–	Litigation
Schedule 5.2(i)	–	Compliance with Law
Schedule 5.2(k)	–	Employees
Schedule 5.2(1)	–	Employee Benefit Plans
Schedule 5.2(m)	–	Contracts
Schedule 5.2(o)	–	Customers
Schedule 5.2(p)	–	Prepayments and Deposits
Schedule 5.2(q)	–	Property
Schedule 5.2(s)	–	Liabilities
Schedule 5.2(u)	–	Relationships with Related Persons
Schedule 5.2(w)	–	Bank Accounts
Schedule 6.8	–	Conduct of Business

Exhibits

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumptions
Exhibit C	Certificate of Assumed Liabilities
Exhibit D	Transition Services Agreement
Exhibit E	Escrow Agreement
Exhibit F	Note
Exhibit G	Security Agreement
Exhibit H	Intercreditor Agreement
Exhibit I	UCC-1 Financing Statement

v

EXECUTION COUNTERPART

ASSET PURCHASE AGREEMENT

THIS AGREEMENT ("Agreement") dated April 23, 2010 (the "Execution Date"), is by and among GLOBALOPTIONS GROUP, INC., a Delaware corporation ("Parent"), GLOBALOPTIONS, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the "Seller") and GUIDEPOST SOLUTIONS LLC a New York limited liability company (the "Buyer").

WITNESSETH:

WHEREAS, the Security Consulting and Investigations unit of Seller (a/k/a the Safir Rosetti business) (the "Safir Rosetti Division") provides specialized security, investigative, forensic accounting and compliance/monitoring services, such as security assessment and threat analyses to governments, companies and individuals (the "Business"); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Business, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, Buyer, Seller and Parent hereby agree as follows:

ARTICLE I.
ASSETS TO BE PURCHASED

Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer hereby agrees to purchase from Seller, on the Closing Date (as hereinafter defined), free and clear of all liens, security interests, claims, pledges, charges, encumbrances, equities, rights of use, levies, taxes, imposts and restrictions (the "Encumbrances"), all right, title and interest of Seller in and to the assets, properties and rights (contractual or otherwise) of Seller that are used in connection with the Business, other than the Excluded Assets (as hereinafter defined), set forth below:

(a)    all equipment, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other tangible personal property used in conducting the Business, as listed on Schedule 1.1(a);

(b)    all franchises, licenses (including, without limitation, certain private investigator licenses), permits, consents, authorizations, approvals and certificates of any Governmental Authority (as hereinafter defined) used in conducting the Business and all pending applications therefor or renewals thereof, as listed on Schedule 1.1(b) (the "Permits"), but excluding the Permits listed on Schedule 1.1(r);

(c)    all intellectual property rights used in conducting the Business, including, without limitation, patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, design archives, computer software, domain names, URLs, web sites including content and coding, trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits owned by Seller and used in conducting the Business and all applications therefor, registrations, extensions and renewals thereof and licenses, sublicenses or agreements in respect thereof, that Seller (i) owns or (ii) has the right to use and is transferable (provided, that all intellectual property rights needed to conduct the Business are transferable, with the exception of shrink-wrapped, off-the-shelf software) or (iii) to which Seller is a party, all as set forth on Schedule 1.1(c), and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign Governmental Authority, the names "SafirRosetti," "Safir Rosetti, LLC," "Online Consulting Services" and all abbreviations and derivations thereof (including, without limitation "Safir Rosetti," to the extent Seller has any rights thereto), and Safir Rosetti LLC (it being understood that Seller is not transferring or selling any rights to the individual names "Safir" and/or "Rosetti"), and all related goodwill (collectively, the "Proprietary Rights");

EXECUTION COUNTERPART

(d)   all leases of equipment or other tangible personal property located in New York City, Dallas and Oakland used in conducting the Business, as listed on Schedule 1.1(d) (the "Personal Property Leases");

(e)   all leasehold interests in real property located in New York City, Dallas and Oakland leased by Seller and used in conducting the Business, as listed on Schedule 1.1(e) (the "Real Property Leases");

(f)    all notes, bonds, mortgages, indentures, instruments, contracts, agreements, contract rights, license agreements, third party guaranties, indemnifications, arrangements, and understandings, whether oral or written, to which Seller is a party, which relate to the Business, as listed on Schedule 1.1(f) (the "Contracts");

(g)   all security deposits, prepaid expenses and other miscellaneous assets of the Business, as listed on Schedule 1.1(g), and all retainers, prepayments or deposits from customers for services to be performed after the Closing Date (which obligations Buyer hereby expressly assumes), as listed on Schedule 5.2(p);

(h)   all books of account, customer lists, client lists, files, papers, data, records, telephone numbers and e-mail addresses used in conducting the Business or relating to the Business;

(i)    all causes of action, judgments, claims, demands and other rights of Parent or Seller, relating to the Business, of every kind or nature;

(j)            all confidential information, restrictive covenants, non-competition agreements, non-solicitation agreements, indemnity rights and other intangible assets related to the Business and all related goodwill, as set forth on Schedule 1.1(j) (collectively, the "Intangible Rights");

(k)           all rights of Parent or Seller in, to and under express or implied warranties from suppliers of the Business with respect to the Property (as hereinafter defined);

(1)           all account receivables (including any account receivables for work performed, but not yet billed, by Parent or Seller prior to or on the Closing Date relating to or arising out of the Business (the "Unbilled Account Receivables") outstanding on the Closing Date and relating to or arising out of the operations of the Business as listed on Schedule 1.1(1) (the "Account Receivables");

EXECUTION COUNTERPART

(m)          all goodwill relating to the Business;

(n)           except as expressly excluded by the last paragraph of this Section 1.1, all insurance benefits, including rights and proceeds, arising from or relating to the Business;

(o)           except as expressly excluded by the last paragraph of this Section 1.1, all claims of Seller or Parent against third parties relating to the Business; and

(p)           except as expressly excluded by the last paragraph of this Section 1.1, all other properties and assets of every kind, character and description, tangible or intangible, relating to the Business, whether or not similar to the items specifically set forth above.

All of the assets, properties and rights (contractual and otherwise) being conveyed, sold, transferred, assigned and delivered to Buyer pursuant to subsections (a) through (p) of this Section 1.1 are hereinafter collectively referred to as the "Property."

Notwithstanding the foregoing, there shall be excluded from the Property the following assets and properties of Parent and Seller related to or used in connection with the Business: (i) all cash and cash equivalents except to the extent set forth in Section 1.1(g) above; (ii) all tax refunds of any kind paid or payable to Parent and Seller; (iii) all assets listed on Schedule 1.1(q), (iv) all Permits listed on Schedule 1.1(r), (v) the real property of Parent and Seller identified on Schedule 1.1(s); (vi) all corporate minute books, stock records, tax returns, checkbooks, books of original entry and bank statements and supporting materials of Parent and Seller for all periods, all of which shall be subject to Buyer's right to inspect and copy; (vii) all insurance policies; (viii) all claims, causes of action of any sort that Parent or Seller may have, including, without limitation, under any of Parent's or Seller's insurance policies, against any of the officers, directors and/or stockholders of Parent or Seller and/or the parents, spouses and lineal descendants of any such persons; (ix) rights of set-off, counterclaim and/or recoupment respecting any liabilities or obligations of Parent or Seller not included within the Assumed Liabilities (as hereinafter defined); (x) the Cash Consideration (as hereinafter defined); (xi) all plans, programs or agreements that Seller or Parent has maintained, sponsored, adopted or obligated itself under with respect to employee benefits, including any pension or retirement plans, medical or dental plans, life or long-term disability insurance, bonus or incentive compensation, stock option or equity participation plans, with respect to the Employees ("Employee Benefits Plans"); and (xii) that certain Restated Employee Leasing Agreement made as of the 1st day of January, 2008 by and between (A) Century II Staffing, Inc., a Tennessee corporation, and (B) Seller and The Bode Technology Group, Inc. (a division of Parent), collectively (the "Employee Leasing Agreement").

Section 1.2.  Non-Assignment of Certain Property.

(a)           To the extent that the assignment hereunder of any of the Permits, Proprietary Rights, Personal Property Leases, Real Property Leases, Contracts or Intangible Rights would require the Consent of any other party (or in the event that any of the same shall be nonassignable), neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Parent and Seller shall, without limiting their obligations under Section 6.3 and/or Section 6.5 below, use all of their respective reasonable best efforts to obtain the Consents of any such other party to an assignment to Buyer.

EXECUTION COUNTERPART

(b)           If Parent and Seller do not obtain the Consents required of any such other party (by virtue of Buyer's waiver of Parent's and Seller's obligation to obtain such Consents), then Parent and Seller shall cooperate with Buyer in any arrangement reasonably acceptable to Buyer, Parent and Seller (including, without limitation, sublease, license to use or occupancy agreement) designed to provide for Buyer the full benefits of any such Permit, Proprietary Right, Personal Property Lease, Real Property Lease, Contract or Intangible Right including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person with respect to any such Permit, Proprietary Right, Personal Property Lease, Real Property Lease, Contract or Intangible Right.

(c)           Without limiting the general provisions of Section 1.2(b) above:

(i)            In connection with any Contracts which are not assigned as of the Closing Date, Parent and Seller shall retain the services of Buyer, as a subcontractor, to perform the obligations and services under such Contracts until such time as such Contracts are assigned to Buyer or such time as such Contracts terminate under the terms provided therein. All fees earned on such Contracts Post-Closing shall be deemed Post-Closing Receivables (as defined herein) for purposes of Section 3.1(c)(ii) below, and upon receipt of good funds from such Post-Closing Receivables, Parent or Seller shall remit such funds to Buyer in a manner consistent with Section 3.3(g). Buyer agrees that it shall perform all obligations and services under such Contracts in the ordinary course and in a manner consistent with past practice. Buyer further agrees that in any dispute in regards to the services or products provided by Buyer under such unassigned Contracts Post-Closing, that Parent and Seller shall be indemnified, pursuant to the provisions contained in Article X, for any and all Damages (as hereinafter defined) as a result of Buyers performance of such services and products.

(ii)           Without limiting Parent's and Seller's obligations under Section 6.5 below, immediately following the execution and delivery of this Agreement, Parent and Seller shall deliver to each landlord with respect to each Real Property Lease, a form of consent to assignment and assumption by and between Parent or Seller (as assignor) and Buyer (as assignee), together with a written request for each landlord's execution and delivery thereof (each, a "Landlord Consent"). Parent and Seller shall thereafter use all reasonable best efforts to obtain each Landlord Consent, duly executed by each landlord, and deliver the same to Buyer as soon as possible. If any Landlord Consent to, or any assignment (or, alternatively, any sublease) of, any Real Property Lease is made contingent upon Parent or Seller remaining liable for all obligations of the tenant thereunder, Parent and Seller shall agree, for a period not to exceed eighteen (18) months immediately following the Closing Date, to (A) remain liable to the applicable landlord for the obligations of tenant with respect to the applicable Real Property Lease and (B) indemnify and hold Buyer and those claiming by, through and under Buyer, harmless from and against any claim, injury, loss, damage, liability, cost and expense, including reasonable attorneys' fees, arising out of any of Parent's and/or Seller's acts (or failures to act) with respect to the applicable Real Property Lease prior to the Closing Date; provided, however, that Buyer shall agree to (X) accept and adopt all of the terms and provisions of the applicable Real Property Lease, (Y) assume and agree to pay or perform all of the duties and obligations of tenant with respect to the applicable Real Property Lease from and after the Closing Date, and (Z) indemnify and hold Parent and Seller and those claiming by, through and under Parent or Seller, harmless from and against any claim, injury, loss, damage, liability, cost and expense, including reasonable attorneys' fees, arising out of any of Buyer's acts (or failures to act) with respect to the applicable Real Property Lease from and after to the Closing Date.

EXECUTION COUNTERPART

ARTICLE II.
ASSUMPTION OF LIABILITIES AND OBLIGATIONS

Section 2.1.  Assumed Liabilities; Excluded Liabilities. Buyer hereby agrees, on the terms and conditions contained herein, to assume the following liabilities and obligations of Seller and Parent relating solely to the Business on the Closing Date:

(a)           All liabilities with respect to any purchase orders with suppliers of the Business relating to products and services to be provided to Parent or Seller after the Closing Date listed on Schedule 2.1(a) (the "Accounts Payable");

(b)           All liabilities with respect to post-Closing obligations arising under the Contracts (the "Contracts Liabilities");

(c)           All liabilities with respect to post-Closing obligations arising under the Real Property Leases;

(d)           All liabilities with respect to post-Closing obligations arising under the Personal Property Leases; and

(e)           All liabilities with respect to post-Closing obligations arising under the employment agreements and consulting agreements listed on Schedule 2.1(e), which employment agreements and consulting agreements shall be assigned to and assumed by Buyer as of the Closing Date.

All of the liabilities being assumed by the Buyer pursuant to subsections (a) through (e) of this Section 2.1 are hereinafter referred to as the "Assumed Liabilities."

EXECUTION COUNTERPART

Notwithstanding the foregoing, the Buyer is not assuming any liability for any Excluded Liability (as hereinafter defined) and it is understood and agreed that, as between Buyer and Seller, Seller shall remain solely responsible for the payment, discharge and satisfaction of all Excluded Liabilities. As used herein, "Excluded Liabilities" means all liabilities of the Parent, the Seller, and the Business of any kind, liquidated or contingent, asserted or unasserted, known or unknown, whether presently existing or arising hereafter, other than the Assumed Liabilities. Without limiting the foregoing, Excluded Liabilities shall expressly include all liabilities of the Parent, the Seller, and the Business presently existing or arising hereafter in connection with any Employee Benefit Plans.

ARTICLE III.
PURCHASE PRICE

Section 3.1.  Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, in consideration for the Property and in full payment therefor (the "Purchase Price"):

        (a)           Buyer is assuming the Assumed Liabilities;

                (b)           Buyer is paying to Seller:

(i)            via wire transfer of immediately available funds, into an account designated in writing by Seller, an amount equal to the sum of Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) less offsets for any tax liability pursuant to Section 6.10, which shall be paid directly to the appropriate Governmental Authority (the "Cash Consideration"); minus

(ii)           Five Hundred Twenty-Five Thousand U.S. Dollars ($525,000) of the Purchase Price (the "Escrow Amount"), which shall be transferred to Withers Bergman LLP (the "Escrow Agent") to be held in an escrow account and disbursed therefrom pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit E; and

(c)           Buyer is issuing to Parent a secured promissory note substantially in the form of Exhibit F (the "Note"), secured with:

(i)    a lien, first in priority, against (A) the Account Receivables and (B) those post-closing accounts receivable of Buyer arising from the Business (i.e. the Contracts assigned as of the Closing Date (and any amendments, restatements, or novations with respect thereto), and the Contracts not assigned as of the Closing Date, but for which Parent and Seller retain Buyer as a sub-contractor (and any amendments, restatements, or novations with respect thereto) (the "Post-Closing Receivables"), but expressly excluding accounts receivable generated from new clients or new projects, including without limitation all new monitorship business, secured post-Closing (the "Unencumbered Receivables"); and

EXECUTION COUNTERPART

(ii)           a lien, second in priority only to the lien of the senior lender identified in the Intercreditor Agreement (as defined below), against all Property other than (A) the Account Receivables and (B) the Post-Closing Receivables.

        The Note shall have a face value of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000) payable in two equal installments on December 31, 2010 and June 30, 2011. The Note shall bear interest at a rate equal to the short-term applicable federal rate referred to in Section 1274(d) of the Code, which rate shall be fixed as of the Closing Date (the "Note Payment").

Section 3.2. Payments at Closing. On the Closing Date (as hereinafter defined) Buyer shall (i) pay the Cash Consideration to Seller by wire transfer of immediately available funds to an account designated by Seller not later than two (2) Business Days prior to the Closing Date, (ii) pay the Escrow Amount to the Escrow Agent and (iii) issue the Note. As used herein, "Business Day" means any day that is not Saturday, Sunday or legal holiday on which federal-chartered banks are required to be closed.

Section 3.3. Account Receivables. For the period from the Closing Date until June 30, 2011 (the "Account Receivables Period"), the Buyer shall use commercially reasonable efforts (but no less than the efforts it uses to collect its own accounts receivable) to collect the Account Receivables set forth on Schedule 1.1(q) subject to the following terms.

(a)            In the ordinary course and consistent with the past practices of the Business, but in no event more than 10 Business Days after the last Business Day of the month in which the Closing Date occurs, Buyer shall bill the Unbilled Account Receivables in the amounts and to the customers set forth on Schedule 1.1(1).

(b)            During the Account Receivables Period, Buyer shall provide to Seller and Parent, within ten (10) Business Days immediately following the end of each calendar month, an Account Receivables report detailing (i) the amount of Account Receivables collected as of the date of such report and the account numbers thereof, (ii) an aging of the Account Receivables uncollected as of the date of such report and the account numbers thereof, and (iii) an aging of the Post-Closing Receivables as of the date of such report and the account numbers thereof.

(c)            Buyer shall be entitled to retain the first One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000) of Account Receivables it collects. If the Buyer collects any of the Account Receivables in excess of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000) during the Account Receivables Period, the Buyer shall remit 70% of such Account Receivables to Seller or Parent within thirty (30) calendar days of the collection date; for the avoidance of doubt, (i) the remaining 30% of such Account Receivables shall be retained by the Buyer, and (ii) for purposes of Section 3.4, all amounts paid by Buyer to Seller or Parent pursuant to the second sentence of this Section 3.3(b) shall be characterized as "additional purchase price."

(d)            The Buyer shall not (i) grant any discounts on any of the Account Receivables or (ii) hire, or pay any amount to, any third party to assist the Buyer in collecting the Account Receivables, without the express prior written consent of the Seller or Parent.

EXECUTION COUNTERPART

(e)            All funds received by the Buyer from customers for Account Receivables attributable to periods prior to and/or subsequent to the Closing Date shall in all instances be applied first to the Seller's uncollected Account Receivables with respect to such customers that are outstanding as of the Closing Date, unless there is a dispute or the customer specifies a particular invoice number to apply, until all of the Seller's uncollected Account Receivables for such customers have been collected. Schedule 1.1(1) sets forth a materially complete and accurate list of all Account Receivables that, to Parent's or Seller's Knowledge, are subject to any dispute or threatened disputed by any customer.

(f)            At the end of the Account Receivables Period, Buyer will turn over any remaining uncollected Account Receivables to Seller and cease all billing and collection efforts, and shall be relieved of any responsibility with respect thereto, and thereafter Seller in its sole discretion may immediately take any and all commercially reasonable action to collect the remaining Account Receivables; provided, however, that (i) Buyer at its discretion may pay any or all remaining Account Receivables balances to Seller at 70% of face value and shall thereafter have all of Seller's and Parent's rights and remedies with respect to such Account Receivables; and (ii) Seller or Parent shall provide not less than fifteen (15) days' prior written notice to Buyer prior to commencing any legal action for collection.

(g)            Parent and Seller shall (i) provide Buyer with a daily report, in writing, of all funds received by Parent or Seller as payment for any Account Receivable or Post-Closing Receivables and (ii) promptly upon the receipt by Parent or Seller of good funds (i.e. upon funds clearing Parent's or Seller's lock-box or other applicable bank account), but no less frequently than each Friday (or other mutually agreed day each week) following the Closing Date (or next Business Day, in the event a such mutually agreed day is not a Business Day), remit all such payments to Buyer by wire transfer; provided, however, that in the event that Buyer fails to pay an installment of the Note Payment when due (i.e. on December 31, 2010 and June 30, 2011), Parent or Seller may deduct and retain from such funds otherwise payable to Buyer under this Section 3.3(g) an amount up to (but in no event exceeding) such unpaid installment of the Note Payment (or any additional payments as specifically provided for in the Note), which amount deducted and retained by Parent or Seller in accordance herewith shall constitute Parent's and Seller's sole remedy for such non-payment by Buyer, provided, however, if there are no deducted amounts or such deducted amounts are less than the unpaid installment of the Note Payment (or any additional payments as specifically provided for in the Note), then Parent and Seller shall have all rights and remedies available to them provided for in this Agreement, Note, and the Security Agreement with respect to any such shortfall, with all remaining funds otherwise being remitted to Buyer strictly in accordance herewith. Consistent with the provisions of Section 3.3(f) above, the requirements of Parent and Seller pursuant to this Section 3.3(g) shall terminate with respect to Account Receivables after Parent and Seller remit to Buyer all payments received on or prior June 30, 2011 in connection therewith; provided, however, that the requirements of Parent and Seller pursuant to this Section 3.3(g) shall not terminate with respect to Post-Closing Receivables, as Buyer shall at all times, notwithstanding the provisions of Section 3.3(f), retain 100% ownership in and all rights to all Post-Closing Receivables.

EXECUTION COUNTERPART

Section 3.4.  Allocation of Purchase Price. The aggregate purchase price of the Property shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on an allocation certificate ("Allocation Certificate") attached as Schedule 3.4. Parent, Seller and Buyer shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth in such Allocation Certificate.

ARTICLE IV.
CLOSING

Subject to (1) the delivery by Seller or Parent to Buyer of the Consents set forth on Schedule 8.2(f) below, and (2) the delivery of the Landlord Consents by Seller or Parent to each landlord with respect to each Real Property Lease pursuant to Section 1.2(c)(ii) above, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on April 30, 2010.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.1. Representations and Warranties of Buyer. The Buyer represents and warrants to Parent and Seller that:

(a)            Corporate Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York and has all limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)            Authorization; Validity. The Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All necessary action has been taken by Buyer with respect to the execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Parent and Seller, this Agreement is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c)            No Violations. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof will not (i) conflict with or violate any provision of the operating agreement or other governing instruments of Buyer, (ii) require any Consent (as hereinafter defined) under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Buyer is a party or by which any of its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Buyer or (iv) subject to obtaining the Consents from Governmental Authorities, if any, and any condition precedent to such Consent, approval, authorization or waiver having been satisfied, conflict with, contravene or violate in any respect any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any Governmental Authority ("Law") to which Buyer or any of its assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" shall mean any change, effect or circumstance that, individually or in the aggregate, would reasonably be expected to prevent the ability of Buyer to consummate the transactions contemplated by this Agreement.

EXECUTION COUNTERPART

(d)            Litigation. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the Knowledge (as hereinafter defined) of Buyer, threatened against Buyer, at law or in equity, before any foreign, federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers (each, a "Governmental Authority"), that would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or might have an adverse effect on Buyer's ability to perform any of its obligations under this Agreement.

(e)            Governmental Approvals. No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a "Consent"), of or with any Governmental Authority on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

(f)             Brokers and Finders. Buyer has not entered into any agreement, arrangement or understanding with any party as to which Parent or Seller may have any liability for a finder's fee, brokerage commission, advisory fee or other similar payment.

(g)            Sufficient Funds. Buyer has no reason to believe that the funds necessary to make the payments required under Article III and to pay all fees and expenses to be paid by Buyer in connection with the transactions contemplated hereby will not be available to Buyer on the Closing Date. Furthermore, Buyer shall (i) receive funding of Five Hundred Thousand U.S. Dollars ($500,000) upon execution and delivery of this Agreement, which sum shall be subject to claims of Parent and Seller for Buyer's breach pursuant to Section 9.1(d), and (ii) Buyer shall retain such Five Hundred Thousand U.S. Dollars ($500,000) in the Buyer's books and records at all times prior to Closing or upon the payment to Parent or Seller for a breach of 9.1(d) and for the avoidance of doubt, in no event shall Buyer pay out such amount, as a dividend, return of capital or otherwise to any person other than to Seller or Parent. The requirements of Buyer pursuant to this Section 5.1(g) shall terminate upon Closing (or earlier termination of this Agreement in accordance with Section 9.1 below).

EXECUTION COUNTERPART

(h)            Investigation by Buyer. Buyer acknowledges and agrees that, other than as set forth in this Agreement, none of Parent, Seller or any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or other representatives prior to the execution of this Agreement.

(i)             Closing Date Effect. All of the representations and warranties of Buyer are true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by Buyer on the Closing Date.

                Section 5.2. Representations and Warranties of Parent and Seller. Parent and Seller, jointly and severally, represent and warrant to Buyer that:

(a)            Corporate Existence. (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect (as hereinafter defined); and (ii) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

For purposes of this Agreement, the term "Seller Material Adverse Effect" shall mean a material adverse effect on (A) the Business, or (B) the ability of Parent or Seller to consummate the transactions contemplated by this Agreement, except in any such case for any such effect resulting from, arising out of or relating to: (i) any changes in interest rates; (ii) general economic or political conditions in the United States of America or foreign countries or changes therein; (iii) U.S. or foreign financial, banking or securities market conditions or changes therein; (iv) any change in or interpretations of U.S. generally accepted accounting principles ("GAAP"), any Law, or any interpretation thereof after the date hereof, including accounting pronouncements by the Securities and Exchange Commission ("SEC") and the Financial Accounting Standards Board; (v) any occurrence or condition affecting the security consulting and investigations industry generally (including without limitation any change or proposed change in applicable state Laws regulating the security consulting and investigations business), except to the extent such occurrence or condition is disproportionately more adverse to the Business than to other businesses in the same industry; (vi) any natural disaster; (vii) national or international political conditions, including any engagement in or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof and/or the availability or cost of financing to Buyer.

EXECUTION COUNTERPART

(b)            Authorization; Validity. Parent and Seller have all requisite corporate power and authority to enter into this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. All necessary action has been taken by Parent and Seller with respect to the execution, delivery and performance by them of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been approved by the respective Boards of Directors of both Parent and Seller. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of both Parent and Seller, enforceable against each of Parent and Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

(c)            Government Approvals; Consents. No Consent of or with any Governmental Authority on the part of Parent or Seller is required to be obtained or made in connection with the execution, delivery or performance by both of Parent and Seller of this Agreement or the consummation by both of Parent and Seller of the transactions contemplated hereby, other than those Consents listed on Schedule 5.2(c), which sets forth a complete and accurate listing of all Consents from a Governmental Authority that if not obtained or given, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or could prevent the Buyer from carrying on the Business in the ordinary course, and all of which either have been obtained as of the Execution Date or will be obtained prior to the Closing Date, including, without limitation, (i) such filings as may be required with the SEC, foreign and state securities laws administrators and The Nasdaq Stock Market, and (ii) such filings as may be required in any jurisdiction where the Parent or Seller or any of their subsidiaries is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization with respect to the Business.

(d)            No Breach of Statute or Contract. Except as set forth on Schedule 5.2(d), the execution and delivery by Parent and Seller of this Agreement and the consummation by Parent and Seller of the transactions contemplated hereby and compliance by Parent  and Seller with any of the provisions hereof will not (i) conflict with or violate any provision of the respective certificates of incorporation, by-laws or other governing instruments of Parent and Seller, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any Contract or by which the Parent or Seller is bound with respect to the Business or the Property, (iii) result in the creation or imposition of any Encumbrance upon the Business or the Property or (iv) subject to obtaining the Consents from Governmental Authorities, if any, and any condition precedent to such consent, approval, authorization or waiver having been satisfied, conflict with, contravene or violate in any respect any Law to which the Property is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or that could prevent the Buyer from carrying on the Business in the ordinary course. Schedule 5.2(d) sets forth a complete and accurate listing of all Consents (other than Consents from Governmental Authorities, as set forth on Schedule 5.2(c)) required to be obtained in connection with the transactions contemplated by this Agreement.

EXECUTION COUNTERPART

(e)            Subsidiaries. Other than as set forth on Schedule 5.2(e), neither Parent nor Seller has any subsidiaries or equity investments in any other corporation, association, partnership, joint venture or other entity that carries on the Business.

(f)            Taxes. Except as set forth on Schedule 5.2(f):

                (i)             Parent and Seller have duly and timely filed all federal, state, local and foreign tax returns and tax reports (or appropriate extensions with respect thereto) required to be filed by each of them in relation to the Business or the Property. All such returns and reports, as extended, are true, correct and complete in all material respects, none of such returns and reports, as extended, has been amended, and all taxes, assessments, fees and other governmental charges due with respect to the periods covered by such returns and reports, as extended, have been fully paid;

                (ii)            Schedule 5.2(f) sets forth the dates and results of any and all audits of federal, state, local and foreign tax returns of Parent or Seller related to the Business or the Property performed by federal, state, local or foreign taxing authorities. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any such audits have been paid or settled. There is no pending or to Parent's or Seller's Knowledge threatened federal, state, local or foreign tax audit of Parent or Seller in relation to the Business or the Property, no other dispute or claim with respect to such taxes, and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of Parent or Seller in relation to the Business or the Property;

                (iii)           Neither Parent nor Seller has any liabilities for taxes in relation to the Business or the Property other than those that are not yet due and payable, and  no federal, state, local or foreign tax authority is now asserting or threatening to assert any deficiency or assessment for additional taxes with respect to Parent or Seller in relation to the Business or the Property. All taxes in relation to the Business or the Property that Parent and Seller are or were required to withhold, deduct or collect have been duly and timely withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority.

EXECUTION COUNTERPART

(g)            Insurance. Schedule 5.2(g) lists all policies of property, casualty, liability and other forms of insurance currently owned or held by Parent and Seller relating to the Business and the Property (including, without limitation, life and disability insurance policies covering Employees (as hereinafter defined)) and all such policies are currently in full force and effect and will remain in effect with respect to claims attributable to Parent, Seller, the Business, and the Property prior to the Closing Date. Since December 31, 2009, Parent and Seller have not received any notice from any insurer thereunder with respect to the cancellation of any such policies, other than notice of cancellation for nonpayment, which non-payment has been cured. All premiums due and payable on such policies have been paid or are being financed by the applicable insurer.

(h)            Litigation. Except as set forth on Schedule 5.2(h), there are no claims, actions, suits or proceedings pending or, to the Knowledge of Parent and Seller, threatened against or affecting the Safir Rosetti Division, the Business, the Property, Parent, Seller or any officer or director of Parent or Seller in connection with the Safir Rosetti Division, the Business, or the Property, and, to the actual knowledge of the individuals set forth in Section 11.10, no event has occurred or circumstance exists that such persons reasonably expect to serve as a basis for the commencement of any such claim, action, suit or proceeding. Neither Parent nor Seller is subject to or in default with respect to any judgment, order, writ, injunction or decree that is binding upon Parent or Seller with respect to the Safir Rosetti Division, the Business, or the Property, or that otherwise relates to or may materially affect the Safir Rosetti Division, the Business, or the Property.

(i)            Compliance with Laws. Except as listed on Schedule 5.2(i), Parent and Seller are, and since December 31, 2009, have been, in compliance in all material respects with all Laws applicable to the Business and the Property and have not received written notice or have Knowledge of any violations, whether actual, claimed or alleged, thereof To the Knowledge of Parent and Seller, the Permits constitute all of the Permits necessary to permit Seller to lawfully (i) conduct and operate the Business in the manner in which it is currently conducted and operated and (ii) own and use the Property in the manner in which it is currently owned and used.

(j)             SEC Filings.

(i)             Parent has filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by it since December 31, 2008 pursuant to Sections 13(a), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Parent has delivered, or otherwise made available through Parent's filings with the SEC, to Buyer (i) Parent's annual reports on Form 10-K for its fiscal year ended December 31, 2009, (ii) its proxy or information statements relating to meetings of the stockholders of Parent since December 31, 2008 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2008, including, without limitation, its quarterly reports on Form 10-Q for its fiscal quarters ended March 31, 2009, June 30, 2009, September 30, 2009 (the documents referred to in this Section 5.2(j), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the "Parent SEC Documents").

EXECUTION COUNTERPART

(ii)            As of its filing date, except as set forth in a subsequent Parent SEC Document filed prior to the date of this Agreement, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, as the case may be, each as in effect on its respective filing date.

(iii)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact related to the Business or the Property or omit to state any material fact related to the Business or the Property necessary in order to make the statements made therein related to the Business or the Property, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there is no event or circumstance which exists to the actual knowledge of Harvey W. Schiller and Jeffrey O. Nyweide that requires Parent, pursuant to SEC rules and regulations, to file an amendment to any Parent SEC Document to update the disclosure in such Parent SEC Documents with respect to the Business or the Property to include any material fact in order to make the statements made therein related to the Business or Property, in light of the circumstances under which they were made, not misleading.

(iv)           Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact related to the Business or the Property or omit to state any material fact related to the Business or the Property required to be stated therein or necessary to make the statements therein related to the Business or the Property not misleading.

(v)            Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent since December 31, 2008, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

EXECUTION COUNTERPART

(vi)          The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(k)            Employee Matters.

                 (i)             Schedule 5.2(k) sets forth a complete and accurate list, giving name, job title, current compensation paid or payable, sick and vacation leave that is accrued but unused, and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (in each case, to the extent applicable) of (A) all present personnel retained by, or engaged in, the Business, including personnel retained pursuant to the Employee Leasing Agreement, or any similar arrangement (collectively, the "Leased Employees"), which arrangements are set forth on Schedule 5.2(k), (B) each manager, officer and director of the Seller or Parent employed in the Business (together with the Leased Employees, the "Employees") and (C) each consultant to the Business.

(ii)            Except as set forth on Schedule 5.2(k), neither Parent nor Seller has any employment agreement, written or oral, with any Employee or any consulting agreement, written or oral, with any consultant, including any agreement to provide any bonus or benefit to any such Employee or consultant. Except as set forth on Schedule 5.2(k), no Employee or consultant is bound by any contract or agreement that purports to limit or restrict the ability of such Employee to (A) perform his duties as an Employee or consultant, or (B) to engage in any conduct, activity or practice relating to the Business.

(iii)           Neither Parent nor Seller has experienced any organized slowdown, work interruption, strike or work stoppage by the Employees and, to the Knowledge of Parent and Seller, there is no strike, labor dispute or union organization activity pending or threatened that affects the Employees. None of the Employees belongs to any union or collective bargaining unit.

(iv)           Each Employee or consultant possesses, and immediately after consummation of the transactions contemplated by this Agreement will possess, any and all Permits required to be possessed by such Employee or consultant to enable him to perform his duties for Buyer with respect the Business in a manner consistent with past practices and applicable Law.

(l)            Employee Benefit Plans. Neither Parent nor Seller has maintained any "Defined Benefit Plans" (as defined in Section 414(1) of the Code) with respect to the Employees.

EXECUTION COUNTERPART

(m)           Contracts. Schedule 1.1(f) sets forth an accurate and complete list of the Contracts. Seller has delivered to Buyer an accurate and complete copy of each written Contract, and to the Knowledge of Parent and the Seller, has provided Buyer with a true and accurate written description of each oral Contract. Each Contract is valid and binding against Seller or Parent, as applicable, and in full force and effect. With respect to each Contract, Seller or Parent and, to Seller's and Parent's Knowledge, each other party thereto, is in compliance with all material terms and requirements of each Contract. There are no existing events of default under the Contracts, and, to the actual knowledge of the individuals set forth in Section 11.10, no events have occurred or circumstances exist that, with the giving of notice or lapse of time, or both, would constitute a default of Seller or Parent or, to Seller's and Parent's Knowledge, a default of any other party, under any Contract. Except as set forth on Schedule 5.2(m), each of the Contracts is assignable to Buyer.

(n)            Intellectual Property. Schedule 1.1(c) sets forth an accurate and complete list of the Proprietary Rights. The documentation relating to the Proprietary Rights is current, accurate, and sufficient in detail and content to allow its full and proper use by Seller and Parent, as applicable, in the Business as currently conducted. Seller or Parent, as applicable, has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Proprietary Rights, and has the right to use all of the Proprietary Rights. Seller has not received any written notice from any person or entity that Seller's use of the Proprietary Rights conflicts with the intellectual property rights of any person or entity. None of the Proprietary Rights infringes or conflicts with, and the ownership and use of the Proprietary Rights by Buyer following the Closing will not infringe or conflict with, any intellectual property right of any person or entity.

(o)            Customers. Except as set forth on Schedule 5.2(o), since December 31, 2009, (i) there has been no change in the business relationship of Seller or Parent with any supplier or customer of the Seller or Parent with respect to the Business, which would, individually or in the aggregate, constitute a Seller Material Adverse Effect, and (ii) neither Seller nor Parent has received any notice that any customer of the Seller or Parent with respect to the Business has terminated or intends to terminate its business with Seller or Parent, or intends to materially reduce purchases from or supplies of the Business.

(p)            Prepayments and Deposits. Schedule 5.2(p) sets forth a complete and accurate list of all retainers, prepayments or deposits from customers of the Parent or Seller with respect to the Business for services to be performed after the Closing Date which have been received by Seller or Parent as of the date hereof.

(q)            Property. Except as set forth on Schedule 5.2(q), Seller has good and marketable title to the Property and, at the Closing, shall transfer the Property to Buyer free and clear of all Encumbrances. All of the Property listed on Schedule 1.1(a) is in good repair and operating condition, ordinary wear and tear excepted, has been maintained and is suitable for immediate use in the ordinary course of business, and is in the possession of Seller. The Property constitutes all of the assets, tangible and intangible, necessary to conduct the Business in the manner presently operated by Parent and Seller.

EXECUTION COUNTERPART

(r)            Absence of Certain Changes. Since December 31, 2009, (i) the Business has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, change or development that, individually or in the aggregate, (x) has had or would reasonably be expected to have a Seller Material Adverse Effect, or (y) would be prohibited by Section 6.8 if it occurred between the Execution Date and the Closing Date.

(s)            No Undisclosed Liabilities. There are no liabilities or obligations of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(i)             liabilities or obligations disclosed and provided for in the audited consolidated balance sheet of Parent and its subsidiaries as of December 31, 2009 (collectively, the "Seller Balance Sheet") or disclosed in the notes thereto;

(ii)            normal or recurring liabilities incurred since December 31, 2009 in the ordinary course of business and consistent with past practice;

(iii)           liabilities or obligations incurred directly pursuant to this Agreement; and

(iv)           items listed on Schedule 5.2(s).

Parent or Seller has delivered to Buyer a separate internal unaudited balance sheet and a separate internal unaudited statement of operations of the SafirRosetti Division as of December 31, 2009 and March 31, 2010 and, except as set forth on Schedule 5.2(s), such balance sheet and statement of operations statements (A) present fairly the financial condition and position and operating results of the SafirRosetti Division as of the date thereof and for the periods therein indicated; (B) reflect the consistent application of accounting principles throughout the periods incurred; and (C) were prepared in accordance with the books and records of the SafirRosetti Division. The individuals set forth in Section 11.10 have no actual knowledge of any fraud, whether or not material, that involves management, Employees or consultants of the Business who have a material role in the SafirRosetti Division's internal control over financial reporting. Except as set forth on Schedule 5.2(s), the SafirRosetti Division has no liabilities other than as disclosed on its balance sheet provided to Buyer.

(t)             Broker's or Finder's Fee. Neither Parent nor Seller has entered into any agreement, arrangement or understanding with any party as to which Buyer may have any liability for a finder's fee, brokerage commission, advisory fee or other similar payment. For the avoidance of doubt, all fees of Needham & Company, LLC or any other fees incurred by representatives of Parent or Seller in connection with the Closing, shall be borne exclusively by Parent and Seller.

EXECUTION COUNTERPART

(u)            Relationships with Related Persons. Except as set forth on Schedule 5.2(u), no Related Person (as defined below) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. To the Knowledge of Parent and Seller with respect to current relationships, and to the actual knowledge of the individuals set forth in Section 11.10 with respect to past relationships, no Related Person, other than Howard Safir and Adam Safir, owns an equity interest or any other financial interest in any person or entity that (a) has or has had business dealings or a material financial interest in any transaction with the Business other than business dealings or transactions disclosed on Schedule 5.2(u), each of which has been conducted in the ordinary course of business at substantially prevailing market prices and on substantially prevailing market terms, or (b) engages or has engaged in competition with the Business. Parent and Seller acknowledge that Howard Safir and Adam Safir have entered into noncompetition agreements with the Seller, and Parent and Seller have no Knowledge of any violations thereof Except as set forth on Schedule 5.2(u), neither Parent nor Seller is directly or indirectly indebted to any Related Person, and no Related Person is directly or indirectly indebted to Parent or Seller, except for advances made to Employees in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such person. As used herein, "Related Person" means any current or former officer, director, shareholder or affiliate of Parent or Seller engaged in the Business, or any spouse, sibling, child, nephew, niece, grandchild or parent of any such person.

(v)            Books and Records. The books of account and other financial records of the Business are complete and correct in all material respects and have in all material respects been maintained in accordance with sound business practices and in accordance with applicable Laws.

(w)            Bank Accounts. Schedule 5.2(w) contains a complete and accurate list of all bank accounts and safe deposit boxes used by Parent or Seller solely in connection with the Business, and the person or persons authorized to act or sign on behalf of Parent or Seller in respect thereto.

(x)            Disclaimer of Other Warranties. Except for the representations and warranties set forth in this Agreement and in the documents and instruments delivered in accordance with the terms of this Agreement, neither Parent, Seller nor any person acting on either of their respective behalves, makes any representation or warranty relating to Parent, Seller, the Business or the Property. Parent and Seller hereby disclaim any implied warranty with respect to each of them, the Business and the Property, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose.

(y)            Closing Date Effect. All of the representations and warranties of Parent and Seller are true and correct as of the Execution Date and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by Parent and Seller to Buyer on the Closing Date.

EXECUTION COUNTERPART

ARTICLE VI.
COVENANTS

Section 6.1.   Access to Records.

(a)            Between the date of this Agreement and the Closing Date, and upon reasonable advance notice from Buyer, Parent and Seller shall (i) afford Buyer and its representatives full and free access, during normal business hours, to Parent's and Seller's management personnel offices, properties offices, and books and records, as each of the foregoing relates to the Business, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Parent and Seller, (ii) furnish Buyer with copies of all such records and data relating to the Business as Buyer may reasonably request, and (iii) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the Business and the Property.

(b)            For a period of three (3) years after the Execution Date (i) Parent and Seller shall preserve those of Seller's books and records relating to the Business as are not delivered to Buyer hereunder and shall make available to Buyer for inspection and copying such books and records as reasonably required by Buyer for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms; and (ii) Buyer shall preserve those of Seller's books and records as are delivered to Buyer hereunder and shall make available to Parent and Seller for inspection and copying such books and records as reasonably required by them for all purposes reasonably related to this Agreement or any of the documents and instruments delivered in accordance with its terms. In the event of any dissolution or liquidation of the business of the Parent and Seller, Parent and Seller shall deliver to Buyer all books and records relating to the Business.

(c)            For a period ending on the later of (i) one (1) year after the Closing Date and (ii) the date that Parent and Seller timely file all 2010 federal, state, local and foreign tax returns and tax reports required to be filed by each of them in relation to the Business or the Property (subject to one 6-month extension by Parent and/or Seller commensurate with Parent's and Seller's right to extend the filing deadline for such tax returns and tax reports), and in all cases upon reasonable advance notice from Parent or Seller, Buyer shall make available to Parent or Seller, upon Parent's or Seller's reasonable request and in all cases at times reasonable to Buyer, certain Available Employees to assist Parent and Seller in the completion of certain audits, tax filings and other regulatory filings; provided, however, that in no event shall Buyer be obligated to make an Available Employee available to Parent or Seller if, as reasonably determined by Buyer, such availability would interfere with such Available Employee's ability to perform his or her duties to Buyer.

Section 6.2.  No Solicitation

(a)           Following the date of this Agreement, neither Parent nor Seller shall directly or indirectly, alone or with others, solicit, encourage or initiate any Acquisition Proposal from, or engage in any discussions or negotiations with, or provide any information to, or accept any offers from, any person, entity or group concerning any Acquisition Proposal.

EXECUTION COUNTERPART

(b)           For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal (other than from Buyer) concerning any (a) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Business, or (b) sale, lease, pledge or other disposition of assets of the Business in a single transaction or a series of related transactions.

Section 6.3. Further Assurances. On and after the Closing Date, Parent and Seller shall prepare, execute and deliver, at Parent's and Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer's counsel shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement, including without limitation, Section 1.2 above. On and after the Closing Date, Buyer shall prepare, execute and deliver, at Buyer's expense, such further instruments, and shall take or cause to be taken such other or further action as Parent's and Seller's counsel shall reasonably request at any time or from time to time in order to confirm or evidence Buyer's assumption of the Assumed Liabilities or to consummate, in any other manner, the terms and conditions of this Agreement.

Section 6.4.  Announcements; Confidentiality. Except as required by Law or the rules or regulations of any securities exchange, none of the parties to this Agreement shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Prior to issuing any press release or making any public announcements, the disclosing party shall give the other parties a copy of the text of their proposed disclosure and a reasonable opportunity to comment on it. Subject to the obligations of Parent and Seller under applicable securities laws and the rules or regulations of any securities exchange, Parent and Seller, on the one hand, and Buyer, on the other, shall jointly agree on the press release or other public announcement with respect to the transactions contemplated by this Agreement which will be disseminated promptly following the execution and delivery hereof. From and after the Closing Date and for as long as such information remains confidential and proprietary in nature, Parent and Seller shall hold in confidence all information and documents relating to the Business and the Property, except as required by Law and except for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of the breach of this Section 6.4.

Section 6.5.  Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby, including, without limitation, (a) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the transactions contemplated hereby, and (b) satisfying all of the parties' respective obligations under Section 1.2 above. Upon the terms and subject to the conditions hereof, the parties agree to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the transactions contemplated hereby, before Closing, at Closing, and subsequent to Closing, as set forth in this Agreement.

EXECUTION COUNTERPART

Section 6.6. Update Disclosure. From and after the Execution Date until the Closing Date, Parent and Seller, on the one hand, and Buyer, on the other, shall give prompt written notice to each other of the occurrence, or non-occurrence, of any event that either occurs or fails to occur following the Execution Date that would be reasonably likely to cause (a) any representation or warranty contained in this Agreement or any schedule to be materially untrue or inaccurate, or (b) any covenant, condition or agreement contained in this Agreement not to be materially complied with or satisfied, with specific reference to the section of this Agreement or the schedule concerned; provided, however, that nothing in this Section 6.6 and no such disclosure will in any way modify any representation, warranty or schedule for the purpose of determining the veracity of any representation or warranty pursuant to Article X, or modify or impair the right of the parties to elect not to close the transactions contemplated by this Agreement if the representations and warranties being made to it shall not conform to the requirements of Sections 8.2 and 8.3.

Section 6.7. Severability. With respect to any provision of this Article VI finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties shall abide by such court's determination. In the event that any provision of this Article VI cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of Article VI of this Agreement shall remain in full force and effect.

Section 6.8. Conduct of the Business. Except for matters permitted or contemplated by this Agreement, set forth in Schedule 6.8 or as required by applicable Law, unless Buyer otherwise agrees in writing, from the Execution Date to the Closing Date, Parent shall, and shall cause Seller to: (a) conduct the Business in the ordinary course of business consistent with past practices and use reasonable best efforts to (i) with respect to the Business, preserve intact the organization of the Parent and Seller and relationships with the Parent's and Seller's customers, suppliers, landlords and others having business relationships with the Business, with the objective of preserving unimpaired their goodwill and ongoing business at the Closing Date, and (ii) keep available the services of the Employees and consultants of the Business; (b) confer with Buyer prior to implementing operational decisions of a material nature relating to the Business; and (c) report periodically to Buyer concerning the status of the business, operations and finances of the Business. Furthermore, from the Execution Date to the Closing Date, neither Parent nor Seller shall do or cause to be done any of the following without the prior written consent of Buyer, with respect to the Business: (u) increase any salary, fee or other compensation, pay any bonus (other than bonuses for 2009 paid in the ordinary course of business), or enter into any severance or similar contract with any Employee or consultant of the Business; (v) adopt, amend or increase the payments to or benefits under any Employee Benefits Plan; (w) cause or allow the imposition of any Encumbrance on any of the Property; (x) amend, modify or otherwise alter any of the Permits, Proprietary Rights, Personal Property Leases, Real Property Leases, Contracts or Intangible Rights; (y) cancel or waive any claims or rights with a value to Parent or Seller in excess of $10,000; or (z) agree orally or in writing to do any of the foregoing.

EXECUTION COUNTERPART

Section 6.9. Employees and Employee Benefits.

(a)           At least five (5) days prior to the Closing Date, (i) Buyer shall provide Seller a written list of the Employees to whom Buyer intends to offer employment or consulting engagements (the "Available Employees"), (ii) Seller shall, effective as of the Closing Date, terminate all of the Available Employees that are leased employees under the Employee Leasing Agreement, (iii) subject to Section 2.1(e) above, Seller shall assign and Buyer shall assume, effective as of the Closing Date, consulting agreements to which Available Employees are subject, and (iv) subject to Section 2.1(e) above and Section 6.09(d) below, Buyer shall offer, effective as of the Closing Date, employment engagements to all of the Available Employees that are leased employees under the Employee Leasing Agreement, at substantially the same compensation as they received from Seller prior to the Closing, and pursuant to a new and separate employee leasing Agreement by and between Buyer and Century II Staffing, Inc.. At the time of Closing, the Available Employees shall cease to be employed by Seller, and Available Employees who have accepted Buyer's offer of employment or consulting engagements shall become leased employees or consultants of Buyer.

(b)           Seller will be responsible for (i) the payment of all wages, fees and other remuneration due to all of its Employees, consultants and contractors with respect to their respective services as employees, consultants and contractors of Seller and/or the Business through the close of business on the Closing Date, and (ii) compliance with all applicable Laws respecting the termination of the Employees.

(c)           Available Employees (and their eligible dependents) who (i) accept employment or consulting engagements with Buyer and (ii) experience a "qualifying event" (as defined in the Internal Revenue Code of 1986, as amended (the "Code") section 4980B) after the Closing Date, shall be eligible to elect health plan continuation coverage the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") under Buyer's group health plan. All other Employees (and their eligible dependents) who are (i) receiving COBRA continuation coverage under Seller's group health plan prior to the Closing Date and/or (ii) to whom Buyer does not offer employment or consulting engagements or who refuse such offer of employment or assumption of consulting engagements and who experience a "qualifying event" as defined in Code section 4980B, shall be eligible to elect COBRA continuation coverage under Seller's group health plan.

(d)           Parent and Seller will cooperate with Buyer in Buyer's efforts to negotiate and execute a new Employee Leasing Agreement with Century II Staffing, Inc.

(e)           Within ten (10) Business Days following the Closing Date, Parent or Seller shall pay to the Available Employees an amount equal to the sum of (i) the amount set forth across such Available Employee's name under the column titled Accrued PTO on Schedule 5.2(1) representing the amount of vacation time accrued by such Available Employee while in the employment of Parent or Seller up and through the Closing Date, and (ii) any severance payments owed to any Available Employee solely as a result of the Closing.

EXECUTION COUNTERPART

Section 6.10. Payment of Taxes Resulting From Sale of Property; Payment of Other  Liabilities. Seller shall be solely responsible for the payment, in a timely manner, of all taxes imposed on Buyer, Seller and/or Parent resulting from or payable in connection with the sale of the Property pursuant to this Agreement including, but not limited to, taxes, penalties and fines resulting from sales tax and/or other audits resulting from the filing of notifications of the sale of the Business and/or the Property with applicable Governmental Authorities. Buyer and Seller acknowledge that (a) all such taxes shall be paid at Closing by means of a portion of Cash Consideration being paid by Buyer directly to the appropriate Governmental Authority in accordance with Section 3.1(b)(i) or, (b) if such taxes are payable after the Closing Date, from the Escrow established pursuant to Section 3.1(b)(ii), or (c) if the Escrow is not sufficient to satisfy fully such taxes, through a set-off against the Note for such deficiency. If at any time the parties to this Agreement consider or are advised that further agreements, assurances, or other documents are reasonably necessary or desirable to carry out the provisions of this Section 6.10 and the payment of the amounts contemplated hereby, the parties hereto shall execute and deliver any and all such agreements or other documents, and do all things reasonably necessary or appropriate to carry out fully the provisions of this Section 6.10. Other than the Assumed Liabilities, Parent and Seller shall pay or otherwise satisfy all of their liabilities and obligations relating to the Business. Buyer, Parent and Seller hereby waive compliance with the bulk transfer provisions of the Uniform Commercial Code (or any similar Law) in connection with the transactions contemplated hereunder.

Section 6.11. Use of Certain Excluded Permits. To the extent that any private investigator licenses are excluded Permits listed on Schedule 1.1(r), Parent or Seller, as applicable, shall make such licenses available for use by Buyer in connection with operation of the Business after the Closing Date until such time as Buyer obtains the private investigator licenses necessary for operation of the Business in the manner presently operated by Parent and Seller.

Section 6.12. Covenant Not to Compete.

(a)    In consideration of the Purchase Price to be received from Buyer under this Agreement (or in the case of Harvey W. Schiller, and Jeffrey 0. Nyweide, to be received from Parent and/or Seller subsequent to Closing), each of Parent and Seller agrees that, for a period of one (1) year after the Closing Date, none of Harvey W. Schiller, Jeffrey 0. Nyweide, Parent or Seller (the "Restricted Persons") shall directly or indirectly, do any of the following:

(i)             engage in, or invest in, own, manage, operate, finance, control, be employed by, associated with or in any manner connected with, or render services or advice to, any individual or entity engaged in or planning to become engaged in, or any other business whose products or activities compete in whole or in part with, the Business, the Buyer, and/or their respective affiliates anywhere in the United States, provided, however, the Restricted Persons may passively invest in or own up to 2% of any such entity;

(ii)            induce or attempt to induce any Available Employee (or any other employee or consultant of the Buyer, and/or its affiliates), to leave the employ of the Business, and/or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee or consultant, any such Available Employee (or any other employee or consultant of the Buyer, and/or its affiliates); provided, however, the Restricted Persons are not prohibited from (i) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (ii) hiring unsolicited persons that contact the Restricted Persons for employment; or

EXECUTION COUNTERPART

(iii)           (A) induce or attempt to induce any Person that was a customer of the Business at any time during the one (1) year period preceding the Closing Date to cease doing business with the Business, the Buyer, and/or any of their respective affiliates, and/or (B) in any way interfere with the relationship between the Business, the Buyer, and/or any of their respective affiliates and any such customer, and/or (C) solicit the business of any such customer of the Business, the Buyer, and/or any of their respective affiliates in any manner whatsoever.

Notwithstanding anything contained in this Section 6.12(a) to the contrary:

(1)           Parent and Seller may continue to operate the businesses in which the Seller's "Crisis Management and Preparedness Services" and "Fraud and SIU Services" business units operate as of the Closing Date provided that Parent and Seller comply with and enforce against Harvey W. Schiller and Jeffrey D. Nyweide the provisions of Sections 6.12(a)(ii) and (iii). For purposes of this Agreement, (a) "Crisis Management and Preparedness Services" means strategic advice, recovery services, and planning, prevention and other consulting services related thereto for governments, universities, hospitals and companies in connection with disaster mitigation, continuity of operations, and emergency management, and (b) "Fraud and SIU Services" means anti-fraud services and resources, including the promotion of operational efficiencies and the web-based GlobalTrak platform, for insurance carriers, third-party administrators, law firms, companies, and the public sector.

(2)           If Parent or Seller (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger and neither Harvey W. Schiller nor Jeffrey 0. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, or (b) transfers or conveys any or all of its properties and assets to any Person and neither Harvey W. Schiller nor Jeffrey 0. Nyweide are employed by, providing consulting services to, or otherwise affiliated with such entity, then, none of the provisions of this Section 6.12(a) shall be applicable to such acquiring entity. If Parent or Seller transfers or conveys any or all of its Crisis Management and Preparedness Services and/or its Fraud and SIU Services business units during the period of six (6) months immediately following the Closing Date, Parent and Seller shall use commercially reasonable efforts to require the acquirer(s) of such business(es) to agree to be bound by the provisions of this Section 6.12(a) for the duration of such six (6) month period; provided, however, that if the acquirer(s) of such business(es) do not agree to be so bound or do not agree to be bound to the same extent, the provisions of Section 6.12(b) below shall immediately extinguish, be deemed null and void and inapplicable to Buyer, and thereafter be of no further force or effect. In the case that such acquirer(s) do not agree to any provisions similar to the provisions of Section 6.12(a) or in the case that such acquirer(s) agree to provisions similar to the provisions of Section 6.12(a) which are less restrictive to such acquirer(s), the provisions of Section 6.12(b) below shall automatically be amended to provide for the same restrictions agreed to by such acquirer(s). For the avoidance of doubt, Section 6.12(b) shall not be amended to include any provisions which are more restrictive to Buyer.

EXECUTION COUNTERPART

(b)           In consideration of the mutual promises contained in this Agreement, Buyer agrees that for a period commencing on the Execution Date and continuing for six (6) months immediately following the Closing Date, Buyer shall not directly or indirectly, do any of the following:

(i)             Solicit or attempt to solicit any clients of the Seller's Crisis Management and Preparedness Services Unit; provided that all clients subject to the restriction set-forth in this Section 6.12(b)(i) must have engaged the Seller's Crisis Management and Preparedness Services unit within the twenty-four (24) month period immediately preceding the Closing Date; provided, further that Buyer agrees to use commercially reasonable efforts to work with the Seller's Crisis Management and Preparedness Services unit on projects not restricted hereby;

(ii)            Buyer will not seek to undertake high volume activities competitive with the Seller's Fraud and SIU Services Unit (i.e. disability and related investigations); provided, however, that Buyer may seek individual engagements for disability and related investigations; provided, further, that Buyer shall use commercially reasonable efforts to engage Seller's Fraud and SIU Services unit as sub-contractors with respect to activities competitive with the Seller's Fraud and SIU Services Unit.

(iii)           except for Available Employees, induce or attempt to induce any Employee of Parent or Seller engaged in the Seller's Crisis Management and Preparedness Services and Fraud and SIU Services business units to leave the employ of Parent or Seller, or solicit, offer employment to, otherwise attempt to hire, employ, or otherwise engage as an employee, any such employee of Parent or Seller; provided, however, Buyer is not prohibited from (i) making general solicitations through recruiters, newspapers, the Internet or otherwise, and (ii) hiring unsolicited persons that contact the Buyer for employment; or

(iv)           induce or attempt to induce any individual or entity that was a customer of the Seller's Crisis Management and Preparedness Services and Fraud and SIU Services business units during the one (1) year period preceding the Execution Date to cease doing business with Parent or Seller or in any way interfere with the relationship between Parent or Seller and any such customer.

(c)            Each of Parent and Seller, on the one hand, and Buyer, on the other, acknowledges that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of the Property to the Buyer and the Seller's Crisis Management and Preparedness Services and Fraud and SIU Services business units to Parent and Seller, and to prevent any unfair advantage being conferred upon Parent and Seller on the one hand, and Buyer on the other. If any of the covenants set forth in this Section 6.12 are held to be unreasonable, arbitrary or against public policy, the restrictive time period herein will be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein will be deemed to comprise the largest territory permissible by law under the circumstances.

EXECUTION COUNTERPART

(d)           Except as expressly set forth above, the provisions of this Section 6.12 shall not be deemed to apply to individual employees of Parent and Seller. Any restrictive covenants not to compete for such individual employees of Parent and Seller shall be as per the terms and conditions of their individual employee agreements with Buyer.

Section 6.13. Enforcement of Certain Agreements; Special Indemnities.

(a)           After the Closing, Parent and Seller shall, notwithstanding any claims of unenforceability, be strictly liable to Buyer and/or the Business for the enforcement of all agreements between Parent or Seller, on the one hand, and any Employee or consultant of the Business, on the other, including without limitation (i) all agreements with Howard Safir and Adam Safir and (ii) the provisions of Section 6.12 of this Agreement with respect to Harvey W. Schiller and Jeffrey 0. Nyweide, but expressly excluding those agreements with any Employee or consultant of the Business, the Parent and/or the Seller assumed by Buyer pursuant to Section 2.1(e). In the event that Parent and Seller fail to comply with the provisions of the foregoing sentence, Buyer shall be entitled to strictly enforce such agreements, standing in the name and place of Parent or Seller, as applicable, it being the express intention of the parties that this Section 6.13(a) shall relieve Buyer of any cost, expense, loss or liability of any kind whatsoever with respect to any claims or other matters arising out of or connected with Parent's and/or Seller's employment or engagement of the Employees and consultants of the Business, the Parent, and/or the Seller who are not Available Employees. Without limiting the foregoing, and in addition to the provisions of Article X below, Parent and Seller shall jointly and severally defend, indemnify and hold harmless all Buyer Indemnified Parties from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any failure Parent and Seller to comply with the provisions of this Section 6.13(a).

(b)           Without limiting any other provision of this Section 6.13, and in addition to the provisions of Article X below, Parent and Seller shall jointly and severally defend, indemnify and hold harmless all Buyer Indemnified Parties from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any failure of Parent and Seller to (i) properly classify each and every Employee, including, but not limited to the Available Employees, as either an employee, an independent contractor or other non-employee status or an exempt or non-exempt employee for all purposes, including but not limited to (A) tax and tax reporting purposes and (B) requirements imposed by applicable Law governing the payment of wages and/or (ii) pay all required wages and other compensation to each and every Employee, and/or pay all other amounts owed to any Governmental Authority or other person or entity relating to all Employees (including, without limitation, any and all employment taxes, workmen's compensation, and disability payments).

EXECUTION COUNTERPART

ARTICLE VII.
CLOSING DELIVERIES

Section 7.1. Deliveries by Parent and Seller. Parent and Seller shall deliver to Buyer at Closing the following:

(a)            An executed counterpart of the General Conveyance, Assignment and Bill of Sale conveying, selling, transferring and assigning to Buyer title to all of the Property, free and clear of all Encumbrances, substantially in the form of Exhibit A hereto.

(b)            Executed counterparts of those Assignments and Assumptions of the Permits, Proprietary Rights, Personal Property Leases, Real Property Leases, Contracts and Intangible Rights which do not require Consents, substantially in the form of Exhibit B hereto (the "Assignments and Assumptions").

(c)            Resolutions of the Parent's and Seller's Boards of Directors adopted at meetings or by consent authorizing the execution and delivery of this Agreement by Parent and Seller and the performance of their respective obligations hereunder, certified by the Secretary of Seller.

(d)            An executed counterpart of the Certificate of Assumed Liabilities substantially in the form of Exhibit C hereto (the "Certificate of Assumed Liabilities").

(e)            Updated versions of Schedules 1.1(a), 1.1 (b), 1.1(c), 1.1(d), 1.1(e), 1.1(f), 1.1(g), 1.1(j) and 1.1(q) reasonably acceptable to Buyer reflecting the information required to be set forth therein as of the Business Day immediately prior to the Closing Date.

(f)             The Transition Services Agreement (as hereinafter defined), executed by Parent and Seller.

(g)            The Security Agreement (as hereinafter defined) executed by Parent and Seller.

(h)            The Escrow Agreement, executed by Parent and Seller.

(i)             Such other separate bills of sale, assignments or documents of transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property, including, without limitation, UCC termination statements with respect to any Encumbrances upon the Property.

Section 7.2. Deliveries by Buyer. Buyer shall deliver to Parent and Seller at Closing the following:

                 (a)           Payment of the Cash Consideration.

EXECUTION COUNTERPART

                 (b)           Executed counterparts of the Assignments and Assumptions.

                 (c)           Resolutions of the Manager or Members of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Manager or a Member of Buyer.

                 (d)           An executed counterpart of the Certificate of Assumed Liabilities.

                 (e)           The Transition Services Agreement, executed by Buyer.

                 (f)            The Note, executed by Buyer.

                 (g)           The Security Agreement, executed by Buyer.

                 (h)           The Escrow Agreement, executed by Buyer.

                (i)             Such other separate instruments of assumption that Parent or Seller may reasonably deem necessary or appropriate in order to confirm or evidence Buyer's assumption of the Assumed Liabilities.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CLOSING

Section 8.1. Conditions to Obligation of Each Party to Effect the Transaction. The respective obligations of Parent and Seller, on the one hand, and Buyer, on the other, as applicable, to effect the transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)            No Order. No federal or state governmental or regulatory authority or other agency or SEC, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that has the effect of restricting in any material respect, preventing or prohibiting consummation of the transactions contemplated hereby.

(b)            No Challenge. There shall not be a pending action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any portion of the Business or Property, that in either case would reasonably be expected to have a Seller Material Adverse Effect or a Buyer Material Adverse Effect.

Section 8.2. Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are also subject to the following conditions:

EXECUTION COUNTERPART

(a)            Representations and Warranties. Each of the representations and warranties of Parent and Seller in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Buyer, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

(b)            Agreements and Covenants. Parent and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, including, without limitation, delivery of all items set forth in Section 7.1.

(c)            No Seller Material Adverse Effect. Since the Execution Date, there shall not have been any change, event or occurrence, which, either individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect.

(d)            Officer's Certificate. Buyer shall have received a certificate of an executive officer of each of Parent and Seller with respect to the conditions set forth in Sections 8.2(a), (b) and (c).

(e)            Transition Services Agreement. Buyer shall have received the Transition Services Agreement, substantially in the form of Exhibit D hereto (the "Transition Services Agreement"), executed by Parent and Seller.

(f)             Required Consents. Buyer shall have received the Consents set forth on Schedule 8.2(f); provided, however, that at any time prior to the Closing Date, Buyer may, in accordance with Section 9.3 below waive the requirement that Parent and Seller obtain all the Consents set forth on Schedule 8.2(f).

(g)            Intercreditor Agreement. Buyer shall have received the Intercreditor Agreement, substantially in the form of Exhibit H, establishing the respective rights and obligations of the senior lender and junior lender named therein with respect to the Account Receivables, the Post-Closing Receivables, and the other Property in which such lenders shall be granted security interests (the "Intercreditor Agreement"), executed by all of the parties thereto.

Section 8.3. Additional Conditions to Obligations of Parent and Seller. The obligations of Parent and Seller to effect the transactions contemplated by this Agreement are also subject to the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Buyer in this Agreement that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, without giving effect to any update or notice to Parent or Seller, as of the Execution Date and (except to the extent such representations and warranties speak as of a certain date or period and except as permitted or contemplated by this Agreement) as of the Closing Date as though made on and as of the Closing Date.

EXECUTION COUNTERPART

(b)            Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, delivery of all items set forth in Section 7.2.

(c)            Officer's Certificate. Parent and Seller shall have received a certificate of the Manager or Members of Buyer with respect to the conditions set forth in Sections 8.3(a) and (b).

(d)            Transition Services Agreement. Parent and Seller shall have received the Transition Services Agreement, executed by Buyer.

(e)            Note. Parent shall have received the Note, executed by Buyer.

(f)             Security Agreement. Parent shall have received the Security Agreement, substantially in the form of Exhibit G (the "Security Agreement"), executed by Buyer.

(g)            Intercreditor Agreement. Parent shall have received the Intercreditor Agreement, executed by all of the parties thereto.

(h)            UCC-1 Financing Statements. The UCC-1 Financing Statements, substantially in the form of Exhibit I, with respect to (i) the first priority lien of Parent on the Account Receivables and (ii) the second priority lien of Parent on the other Property, expressly including the Post-Closing Receivables, but expressly excluding the Unencumbered Receivables, shall have been filed in the appropriate jurisdictions.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

Section 9.1. Termination. This Agreement and the transactions contemplated hereby shall automatically terminate if Closing does not occur on April 30, 2010, and this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby (the date of any such termination, the "Termination Date"), as follows:

(a)            by mutual written consent of each of Parent, Seller and Buyer duly authorized by the Boards of Directors of Parent and Seller and the Board of Managers or similar governing body of Buyer;

(b)            by either Parent and Seller, on the one hand, or Buyer, on the other, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that is, in each case, then in effect and is final and nonappealable and has the effect of making the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Law having been enacted, issued, promulgated, enforced or entered;

EXECUTION COUNTERPART

(c)            by Buyer (if Buyer is not in breach of any of its representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would reasonably be expected to have a Buyer Material Adverse Effect), if there has been a breach by Parent or Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Seller shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.2(a) or 8.2(b) (a "Terminating Seller Breach") and such Terminating Seller Breach is incurable or is not cured within 20 days after written notice thereof to Seller from Buyer; or

(d)            by Parent and Seller (if neither Parent nor Seller is not in breach of any of their respective representations, warranties, covenants or agreements under this Agreement which individually or in the aggregate would reasonably be expected to have a Seller Material Adverse Effect), if there has been a breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Buyer shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 8.3(a) or 8.3(b) (a "Terminating Buyer Breach") and such Terminating Buyer Breach is incurable or is not cured within 20 days after written notice thereof to Buyer from Parent or Seller.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each party hereto shall cease, except (a) as set forth in this Section 9.2 and in Section 6.4, Section 9.4 and Articles X and XI; and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement. Without limiting the foregoing, this Section 9.2, Section 6.4, Section 9.4 and Articles X and XI shall survive the termination of this Agreement.

Section 9.3. Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver agreed to by a party shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension, waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4. Termination Fees and Expenses. All Expenses (as hereinafter defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby are consummated. As used in this Agreement, "Expenses" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby.

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ARTICLE X.
INDEMNIFICATION

Section 10.1. Survival of Representations, Warranties and Agreements. Subject to the limitations set forth in this Article X and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Parent and Seller, on the one hand, and Buyer, on the other, all representations, warranties, covenants and agreements of Parent and Seller, on the one hand, and Buyer, on the other, in this Agreement shall survive the Closing. All statements contained in any Schedule or Exhibit hereto shall be deemed representations and warranties of Parent and Seller, on the one hand, and Buyer, on the other, as the case may be, set forth in this Agreement for the purposes of this Article.

Section 10.2. Indemnification.

(a)    Subject to the limitations set forth in this Article X, Parent and Seller shall jointly and severally defend, indemnify and hold harmless Buyer and its employees, officers, directors, managers, members, agents, advisors, successors and assigns (each a "Buyer Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from the following (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Buyer as the Indemnified Party (as hereinafter defined)):

(i)             any inaccuracy in or breach of any of the representations, warranties or agreements made by Parent or Seller in this Agreement or in any certificate delivered pursuant hereto or the non-performance or nonpayment of any covenant or obligation to be performed by Parent or Seller;

(ii)            any liability imposed upon Buyer as a result of Parent's or Seller's conduct of the Business prior to or on the Closing Date;

(iii)           the nonperformance or nonpayment by Parent or Seller of any of the Excluded Liabilities; and/or

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(iv)           the imposition of any liability under any applicable state bulk transfer law and/or for any taxes resulting from and/or with respect to the consummation of the transactions contemplated herein.

(b)           Subject to the limitations set forth in this Article X, Buyer shall defend, indemnify and hold harmless Parent and Seller and their respective employees, officers, directors, stockholders, agents, advisors, successors and assigns (each a "Seller Indemnified Party") from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by Seller, directly or indirectly, as a result of or arising from the following:

(i)             any inaccuracy in or breach of any of the representations, warranties or agreements made by Buyer in this Agreement or in any certificate delivered pursuant hereto or the non-performance of any covenant or obligation to be performed by Buyer;

(ii)            any liability imposed upon Parent or Seller as a result of Buyer's conduct of the Business after the Closing Date; and/or

(iii)           the nonperformance or nonpayment by Buyer of any of the Assumed Liabilities.

(c)            For purposes of this Article X, all Damages shall be computed net of any insurance proceeds actually recovered in respect thereof by the Indemnified Party; provided, however, that (i) in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages, and (ii) nothing in this Agreement shall require the Indemnified Party to maintain any insurance policies.

(d)            If Buyer has Knowledge at or before the Closing of any breach or nonfulfillment of a representation, warranty, covenant or agreement herein by Parent or Seller, and Buyer nevertheless proceeds to consummate the transactions contemplated hereby, then, without further act on the part of any party hereto, Buyer shall be deemed to have waived its rights to such indemnification with respect to such breach or nonfulfillment (but not without respect to any other breach or non-fulfillment); provided, however, that nothing contained in this Section 10.2(d) shall be deemed a waiver of covenants or other obligations that Parent and Seller expressly agree to fulfill after the Closing, including without limitation under Section 1.2 above, notwithstanding any pre-Closing breach or non-fulfillment that is waived by Buyer.

Section 10.3. Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

(a)            As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation of indemnity provided herein with respect to the representations and warranties made by them herein shall survive the Closing Date and shall continue for a period equal to 17 months following the Closing Date, at which time such representations and warranties shall expire and become null and void, except as to any matters with respect to which a bona fide written claim shall have been made before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim); provided, however, that (i) the representations and warranties contained in Section 5.2(f) and the right to claim breach with respect thereto, (ii) the right to claim fraud or intentional misrepresentation on the part of the Indemnifying Party, and (iii) the obligation of indemnity with respect to (i) and (ii), shall each survive until the date that is the later of (A) 18 months following the Closing Date or (B) the termination date of all survival periods for Parent's, all of its subsidiaries', and all of its divisions' representations, warranties and indemnity agreements (i.e. provisions analogous to this Article X) with respect to all sales of all of their respective businesses (but in no event later than the expiration of all applicable statutes of limitations for (i) and (ii)); and, provided, further, that at Buyer's option, Buyer may set off any indemnification obligations of Parent or Seller to Buyer against payments otherwise due from Buyer to Parent under the Note, so long as such indemnification obligations pertain to (1) a breach of the representations and warranties contained in Section 5.2(f) and/or (2) a claim involving fraud or intentional misrepresentation on the part of the Indemnifying Party. Buyer agrees to set off against the Note all such indemnification obligations of Parent or Seller described in clauses (1) and (2) prior to seeking disbursement from the Escrow in satisfaction thereof.

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(b)           In no event shall any party be entitled to indemnification hereunder with respect to one or more breaches by any other party of its representations, warranties, Covenants or agreements contained in this Agreement in an aggregate amount that exceeds the Purchase Price.

(c)           As to Parent and Seller, on the one hand, and Buyer, on the other, the obligation to indemnify provided herein with respect to any matter other than a representation and warranty made by them herein shall survive the Closing Date until the expiration of the applicable statute of limitations.

(d)           If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification (the "Indemnified Party") including in detail the basis therefor to the party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

(e)            Except as provided in Section 10.3(d) above, the right of any party hereto to commence or assert an action, suit, claim or proceeding for Damages in respect of the breach of a representation or warranty contained herein shall terminate at the same time that the obligation of indemnification provided herein with respect to such breach shall terminate.

(f)            Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that, except as hereinafter provided, the indemnification set forth in this Article X, subject to the limitations contained in this Article X, shall be the sole and exclusive remedy of the Indemnified Party for any breach, default, inaccuracy or failure of any of the representations and warranties of the Indemnifying Party contained in this Agreement and in any document and instrument delivered in connection herewith, whether based upon contract, tort or upon any other theory of law.

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(g)                  Except as otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

Section 10.4. Procedure for Indemnification with Respect to Third-Party Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnity set forth in Section 10.2 applies, which notice to be effective must describe such claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing. The rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Should the Indemnifying Party fail timely to defend any such action (except for failure resulting from the Indemnified Party's failure to timely give the Indemnification Notice), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party, by disbursement from the Escrow or otherwise, the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel.

Section 10.5. Procedure for Indemnification with Respect to Non-Third-Party Claims. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give prompt written notice to the Indemnifying Party specifying in reasonable detail and to the extent known to it the nature and amount of the claim asserted (the "Non-Third Party Claim Indemnification Notice"). If the Indemnifying Party, within 30 days (or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim, not to exceed 45 days), after receiving the Non-Third Party Claim Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (the "Contest Notice"), such assertion shall be deemed accepted and the amount of claim shall be deemed a valid Indemnifiable Claim, and the Indemnified Party may recover from the Indemnifying Party in satisfaction thereof (including, in the case of Buyer, by disbursement from the Escrow, or otherwise). During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within said period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 10 days after delivery of the Contest Notice, such parties may seek any remedy available thereto at law or in equity.

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Section 10.6. Cooperation in the Defense of Claims. In the event that an Indemnifiable Claim is asserted by a third party, the Indemnifying Party and the Indemnified Party shall each cooperate in all reasonable respects with the other. Such cooperation shall include making available on reasonable notice during normal business hours at the cost of the Indemnifying Party such business records as relate to the Business and the transactions contemplated hereby and suitable personnel with knowledge of the foregoing.

Section 10.7. Disbursements from Escrow. As more specifically set forth in the Escrow Agreement:

(a)            Buyer may from time to time give to the Escrow Agent (i) a duplicate copy of any Indemnification Notice pursuant to Section 10.4 above, (ii) a duplicate copy of any Non-Third Party Claim Indemnification Notice pursuant to Section 10.5 above, or (iii) such other notice stating that (A) any claim for indemnification under Section 6.13 above or (B) any Indemnifiable Claim under this Article X (each an "Indemnification Claim") has been made by any Buyer Indemnified Party and identifying in good faith the estimated dollar amount of such Indemnification Claim accompanied by reasonable supporting documentation (a "Buyer Notice").

(b)            Immediately upon receipt of a Buyer Notice, the Escrow Agent shall give Seller notice of receipt thereof (an "Escrow Agent Notice"). If Seller gives notice to Buyer and the Escrow Agent disputing any such Indemnification Claim and/or indicating that Seller awaits additional supporting documentation (a "Counter Notice") within twenty (20) calendar days following receipt of the Escrow Agent Notice, such Indemnification Claim shall be resolved in accordance with the terms of the Escrow Agreement. If no Counter Notice is received by the Escrow Agent within such twenty (20) days, then the dollar amount of Damages claimed by the applicable Buyer Indemnified Party as set forth in the Buyer Notice shall be deemed established for purposes of this Agreement and the Escrow Agreement, and, at the end of such 20-day period, the Escrow Agent shall pay Buyer an amount equal to the dollar amount claimed in the Buyer Notice from the Escrow.

(c)            The Escrow Agent will distribute any undistributed amount of the Escrow Amount, together with all interest and other income thereon and proceeds thereof (the "Escrow Deposit") to Seller on the first (1st) business day after the Escrow Termination Date (as defined below), unless an Indemnification Claim is then pending, in which case the amounts to be so distributed from (the Escrow Deposit shall be reduced by the aggregate dollar amount of such Indemnification Claims pending their resolution in accordance with the provisions of the Escrow Agreement. For purposes hereof, the term "Escrow Termination Date" shall mean 5:00 p.m. Eastern Time on the date that is 17 months after the Closing Date. Notwithstanding the foregoing, so long as no Indemnification Claim has been made by any Buyer Indemnified Party, the Escrow Agent will distribute the entire Escrow Deposit to Seller on the first (1st) Business Day after the Escrow Termination Date.

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ARTICLE XI.
MISCELLANEOUS PROVISIONS

Section 11.1. Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar responsible overnight service) when received or, if sent by facsimile transmission (with a copy by personal delivery, Federal Express or similar responsible overnight service) on the same day, when transmitted and receipt is confirmed by telephone, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

Parent or Seller:	GlobalOptions Group, Inc. 75 Rockefeller Plaza New York, New York 10019 Attention: Chief Executive Officer

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Robert H. Friedman, Esq. Facsimile No.: (212) 451-2222

If to Buyer:	Prior to Closing:	Subsequent to Closing:
	Guidepost Solutions LLC 800 Village Square Crossing Suite 205 Palm Beach Gardens, FL 33410 Attention: Joseph Rosetti	Guidepost Solutions LLC 415 Madison Avenue 17th Floor New York, NY 10017 Attention: Joseph Rosetti

and

Guidepost Solutions LLC 800 Village Square Crossing Suite 205 Palm Beach Gardens, FL 33410 Attention: Joseph Rosetti

with a copy to:	Withers Bergman LLP 660 Steamboat Road Greenwich, Connecticut 06830-7150 Attention: Stephen J. Saft, Esq. Facsimile No.: (203) 869-0558

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Section 11.2. Entire Agreement. This Agreement and the Schedules and Exhibits hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

Section 11.3. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Parent and Seller, on the one hand, and Buyer, on the other, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. Notwithstanding the foregoing, Buyer shall be permitted to assign all of its rights to acquire the Property and to delegate its obligations to assume the Assumed Liabilities arising under this Agreement to any entity which is wholly-owned by Buyer prior to the Closing. Any such assignment shall not release Buyer from its liabilities and obligations hereunder.

Section 11.4. Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

Section 11.5. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

Section 11.6. No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

Section 11.7. Counterparts. This Agreement may be executed in multiple counterparts, and delivered by facsimile or e-mail transmission (with originals following promptly thereafter), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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Section 11.8. Governing Law; Consent to Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the domestic laws of the New York State without giving effect to any choice or conflict of law provision or rule (whether of New York State or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the New York State.

(b)            Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York state court, or the United States District Court, Southern District of New York, in each case sitting in the County of New York, over any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 11.9. Exhibits and Schedules. Each reference in this Agreement to an Exhibit or Schedule shall mean an Exhibit or Schedule annexed to this Agreement and shall be incorporated into this Agreement by such reference.

Section 11.10. Knowledge. All references herein to the "Knowledge" of Parent and Seller or words of similar import shall mean the actual knowledge after reasonable inquiry of Harvey W. Schiller, Jeffrey 0. Nyweide, Sandy Zirulnik, Matthew Wharton, Tom McShane, Jim Murray, Joseph Chapman and Angelika Panameno; provided, however, that reasonable inquiry shall not include consulting with Howard Safir or Adam Safir. All references herein to the "Knowledge" of Buyer or words of similar import shall mean the actual knowledge after reasonable inquiry of Joseph Rosetti.

Section 11.11. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

Section 11.12. Legal Fees. In the event that legal proceedings are commenced by Buyer against Parent or Seller, on the one hand, or by Parent or Seller against Buyer, on the other, in connection with this Agreement or the transactions contemplated hereby, the party or parties that do not prevail in such proceedings shall pay the reasonable attorneys' fees and expenses incurred by the prevailing party in such proceedings in the event of a ruling by a court of competent jurisdiction in favor of the prevailing party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:

GUIDEPOST SOLUTIONS, LLC

By:	/s/ Bart M. Schwartz
	Name:	Bart M. Schwartz
	Title:	Chairman

By:	/s/ Joseph Rosetti
	Name:	Joseph Rosetti
	Title:	Vice Chairman

SELLER:

GLOBALOPTIONS, INC.

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller, Ph.D.
	Title:	Chief Executive Officer

PARENT:

GLOBALOPTIONS GROUP, INC.

By:	/s/ Harvey W. Schiller
	Name:	Harvey W. Schiller, Ph.D.
	Title:	Chief Executive Officer